SECURITIES AND EXCHANGE COMMISSION
                         Washington, D.C.  20549

                        SCHEDULE 14A INFORMATION

            PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                     SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [X] Filed by a Party other than the Registrant [ ] Check the appropriate box: [ ] Preliminary Proxy Statement [ ] Confidential, for Use of the Commission Only (as permitted by
     Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12

                    CBL & ASSOCIATES PROPERTIES, INC.
            (Name of Registrant as Specified In Its Charter)

                   -----------------------------------------
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[X]  No fee required.
[    ] Fee  computed on table below per  Exchange  Act Rules  14(a)-6(i)(4)  and
     0-11.
 1) Title of each class of securities to which transaction applies:
     ----------------------------------
 2) Aggregate number of securities to which transaction applies:
     ----------------------------------
 3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
     ----------------------------------
 4) Proposed maximum aggregate value of transaction:
     ----------------------------------
 5)  Total Fee paid:
     ----------------------------------

[ ]  Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
 1)  Amounts Previously Paid:
     -----------------------------------
 2)  Form, Schedule or Registration Statement No.:
     -----------------------------------
 3)  Filing Party:
     -----------------------------------
 4)  Date Filed:
     -----------------------------------

                           CBL & ASSOCIATES PROPERTIES, INC.

                     NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                    May 3, 2000


     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of CBL & Associates Properties, Inc., a Delaware corporation (the "Company"), will be held at the Chattanooga Marriott at the Convention Center, 2 Carter Plaza, Chattanooga, Tennessee 37402, on Wednesday, May 3, 2000 at 4:00 p.m. (EDT) for the following purposes:

         1. To re-elect two directors to serve for a term of three years and until their respective successors are elected and qualified;

         2. To act upon a proposal to ratify the selection of Arthur Andersen LLP as independent public accountants for the Company's fiscal year ending December 31, 2000;

         3. To act upon a proposal to amend the CBL & Associates Properties, Inc. 1993 Stock Incentive Plan (the "Stock Incentive Plan") to increase the number of shares of the Company's Common Stock available for issuance under the Stock Incentive Plan; and

         4. To consider and act upon any other matters which may properly come before the meeting or any adjournment thereof.

     In accordance with the provisions of the Company's Bylaws, the Board of Directors has fixed the close of business on March 6, 2000 as the record date for the determination of the holders of Common Stock entitled to notice of, and to vote at, the Annual Meeting.

         Your attention is directed to the accompanying Proxy Statement.

     Whether or not you plan to attend the meeting, we urge you to sign, date and return the enclosed Proxy promptly in order to ensure representation of your shares. An addressed envelope for which no postage is required if mailed in the United States is enclosed for that purpose. Returning your Proxy will not prevent you from voting your shares at the meeting if you desire to do so, as your Proxy is revocable at your option.

                                         By Order of the Board of Directors

                                             /s/ Stephen D. Lebovitz

                                               STEPHEN D. LEBOVITZ
                                                  Secretary


Chattanooga, Tennessee
March 24, 2000

                                 PROXY STATEMENT

                        CBL & ASSOCIATES PROPERTIES, INC.
                                6148 Lee Highway
                                    Suite 300
                          Chattanooga, Tennessee 37421

                         ANNUAL MEETING OF STOCKHOLDERS
                                   May 3, 2000


                                     PROXIES

     The enclosed proxy is solicited by and on behalf of the Board of Directors of CBL & Associates Properties, Inc., a Delaware corporation (the "Company"), for use at the annual meeting of stockholders (the "Annual Meeting") of the Company to be held at the Chattanooga Marriott at the Convention Center, 2 Carter Plaza, Chattanooga, Tennessee, on Wednesday, May 3, 2000, at 4:00 p.m.
(EDT) and at any and all postponements or adjournments thereof. Any proxy given may be revoked at any time before it is voted by filing with the Secretary of the Company an instrument revoking it or a duly executed proxy bearing a later date. All expenses of the solicitation of proxies for the Annual Meeting, including the cost of mailing, will be borne by the Company. In addition to solicitation by mail, officers and regular employees of the Company may solicit proxies from stockholders by telephone, telegram or personal interview and will not receive additional compensation for such services. In addition, the Company's investor relations firm, Corporate Communications, Inc., will, among other services performed for the Company, assist in the solicitation of proxies. The Company also intends to request persons holding stock in their name or custody, or in the name of nominees, to send proxy materials to their principals and request authority for the execution of the proxies. The Company will reimburse such persons for their expense in so doing.

     The Company anticipates mailing proxy materials and the Annual Report for the Company's fiscal year ended December 31, 1999, to stockholders of record as of March 6, 2000, on or about March 24, 2000.


                              VOTING SECURITIES

     Only holders of record of the Company's Common Stock, par value $.01 per share ("Common Stock"), at the close of business on March 6, 2000, are entitled to vote on the matters to be presented at the Annual Meeting. The number of shares of Common Stock outstanding on such date and entitled to vote was 24,806,063. Each such share is entitled to one vote with respect to such matters.

     The presence in person or by proxy of holders of record of a majority of the outstanding shares of Common Stock is required for a quorum to transact business at the Annual Meeting, but if a quorum should not be present, the Annual Meeting may be adjourned from time to time until a quorum is obtained. The affirmative vote of the holders of a plurality of the shares of the Common Stock present or represented at the Annual Meeting is required for the election of directors. The affirmative vote of the holders of a majority of the shares of Common Stock present or represented at the Annual Meeting is required for the ratification of the selection of the independent public accountants and for the approval of the amendment to the Stock Incentive Plan.

     Abstentions and broker non-votes (shares held by a broker or nominee which are represented at the Annual Meeting, but with respect to which such broker or nominee does not have discretionary authority to vote on a particular proposal) will be counted as present at the Annual Meeting for the purpose of determining whether or not a quorum exists. Abstentions and broker non-votes will generally not be counted for any other purpose, except that abstentions with respect to any proposal, other than the election of directors, will be treated as negative votes.

     Unless contrary instructions are indicated on the accompanying proxy, the shares represented thereby will be voted in accordance with the recommendations of the Board of Directors.
                                       -1-

                            ELECTION OF DIRECTORS


     The Board of Directors currently consists of seven members divided into three classes (having three, two and two members, respectively) serving staggered three-year terms. Under the Company's Amended and Restated Certificate of Incorporation (the "Certificate of Incorporation") and Amended and Restated Bylaws (the "Bylaws"), a majority of the directors must be unaffiliated ("Independent Directors") with the Company and CBL & Associates, Inc. and its affiliates ("CBL"). The Company succeeded to the business of CBL in November 1993. Each year the term of office of one class of directors expires.

     The Board of Directors intends to present for action at the Annual Meeting the re-election of John N. Foy and William J. Poorvu, whose present terms expire in 2000, to serve for a term of three years and until their successors are duly elected and shall qualify. Mr. Poorvu is one of the Company's four Independent Directors.

     Unless authority to vote for such directors is withheld, the enclosed proxy will be voted for such persons except that the persons designated as proxies reserve discretion to cast their votes for other persons in the unanticipated event that any of such nominees is unable or declines to serve.

                                    Nominees

    Set forth below is information with respect to the nominees for election:

Name                             Age               Current Position(1)
-----------------               -----              -----------------------------
John N. Foy                      56                Vice Chairman of the Board of
                                                   Directors,  Chief Financial
                                                   Officer and Treasurer

William J. Poorvu                64                Director
-------------------

     (1) The position shown represents the individual's position with the Company and with CBL & Associates Management, Inc., a Delaware corporation (the "Management Company"), through which the Company's property management and development activities are conducted.

     John N. Foy has served as a Director and Executive Vice President Finance, Chief Financial Officer and Secretary of the Company from its inception until February 1, 1999, and Mr. Foy is a member of the Executive Committee of the Board of Directors. Effective February 1, 1999, Mr. Foy was promoted to Vice Chairman of the Board of Directors and Treasurer of the Company. Prior to the Company's formation, he served in similar executive capacities with CBL. Mr. Foy has been involved in the shopping center industry since 1969 when he joined the Lebovitz family's shopping center development business. In 1970, he became affiliated with the shopping center division of Arlen, and, in 1978, joined Charles B. Lebovitz as an Associate in establishing CBL. Mr. Foy served as Chairman of the Board of First Fidelity Savings Bank in Crossville, Tennessee from December 1985 until April 1994. Mr. Foy currently serves as a member of the Advisory Board of AmSouth Bank of Chattanooga, Tennessee and as a Director of the Chattanooga Airport Authority and Chattanooga Neighborhood Enterprise.

     William J. Poorvu was elected as a Director of the Company upon the completion of the Company's initial public offering in November 1993 and is a member of the Compensation and Audit Committees of the Board of Directors. Mr. Poorvu has, since 1981, been a professor at Harvard Business School specializing in real estate courses. Mr. Poorvu is also managing partner in several private real estate companies and has previously consulted for a number of real estate concerns. He is Chairman of the Board of Advisors of Baupost Group, L.L.C. and a trustee/director of mutual funds in the Massachusetts Financial Services Group of Funds.


                        THE BOARD OF DIRECTORS RECOMMENDS
                        A VOTE "FOR" THE ELECTION OF THE
                            TWO DIRECTORS NAMED ABOVE

DIRECTORS AND EXECUTIVE OFFICERS

         Set forth below is information with respect to the directors (in addition to John N. Foy and William J. Poorvu) and executive officers (in addition to John N. Foy) of the Company:


                          Term
Name                     Expires*           Age      Current Position(1)
-------------------       ----------  ------------- -------------------------
Charles B. Lebovitz       2002             63       Chairman of the Board of
                                                    Directors and Chief
                                                    Executive Officer

Stephen D. Lebovitz       2001             39       Director, President
                                                    and Secretary

Claude M. Ballard         2002             70       Director

Leo Fields                2002             71       Director

Winston W. Walker         2001             56       Director

Ben S. Landress            -               72       Executive Vice President -
                                                    Management

Ronald L. Fullam           -               57       Senior Vice President -
                                                    Development

Ronald S. Gimple           -               60       Senior Vice President
                                                    and General Counsel


Michael I. Lebovitz        -               36       Senior Vice President - Mall
                                                    Projects

Jerry L. Sink              -               49       Senior Vice President - Mall
                                                    Management

Eric P. Snyder             -               50       Senior Vice President and
                                                    Director of
                                                    Corporate Leasing

Augustus N. Stephas        -               57       Senior Vice President -
                                                    Accounting and
                                                    Controller

R. Stephen Tingle          -               54       Senior Vice President -
                                                    Community Center Development



------------------

*   Indicates expiration of term as a director.

(1) The position shown represents the individual's position with the Company and with the Management Company.

     Charles B. Lebovitz has served as Chairman of the Board and Chief Executive Officer since the inception of the Company and is a member of the Executive Committee of the Board of Directors. Mr. Lebovitz served as President of the Company until February 1, 1999. Prior to the Company's formation, he served in a similar capacity with CBL. Mr. Lebovitz has been involved in shopping center development since 1961 when he joined his family's development business. In 1970, he became affiliated with Arlen Realty & Development Corp. ("Arlen") where he served as President of Arlen's shopping center division, and, in 1978, he founded CBL together with his associates (the "Associates"), James Wolford, John
N. Foy, Jay Wiston, and Ben S. Landress. In addition to Mr. Lebovitz, Messrs. Foy and Landress currently serve as executive officers of the Company. Mr. Lebovitz is an advisory director of First Tennessee Bank, N.A., Chattanooga, Tennessee and a National Vice Chairman of the United Jewish Appeal. Mr. Lebovitz has previously served as a trustee, Vice President (Southern Division) and Chairman of the International Council of Shopping Centers ("ICSC").

     Stephen D. Lebovitz has served as a Director of the Company since its inception in November 1993 and as President and Secretary of the Company since February 1, 1999. Prior to that time, Mr. Lebovitz served as Executive Vice President - Development/Acquisitions beginning January 1, 1998, Director and Executive Vice President - Development and Treasurer beginning on January 1, 1997, Director and Senior Vice President - New England Office and Treasurer of the Company beginning in September 1993 and as Senior Vice President - Community Center Development beginning in May 1994. Mr. Lebovitz joined CBL in 1988 as Vice President responsible for establishing and directing CBL's New England office. Prior to that time, Mr. Lebovitz was affiliated with Goldman, Sachs & Co. from 1984 to 1986. He is the President-Elect of the Boston Jewish Family and Children's Service , a member of the United Jewish Appeal Young Leadership Cabinet and a member of the Board of Directors of the Children's Hospital Trust, Boston, Massachusetts. He is a former state director of the ICSC for the New England states (Maine, Massachusetts, New Hampshire, Rhode Island and Vermont). Stephen D. Lebovitz is a son of Charles B. Lebovitz and a brother of Michael I. Lebovitz.

     Claude M. Ballard, CRE, M.A.I. was elected as a Director of the Company upon the completion of the Company's initial public offering in November 1993 and is Chairman of the Compensation Committee and a member of the Audit Committee of the Board of Directors. Mr. Ballard joined Goldman, Sachs & Co. in 1981 as a general partner and as of December 1988 became a limited partner and senior consultant. Prior to joining Goldman, Sachs & Co., Mr. Ballard was a Senior Vice President in the real estate division of the Prudential Insurance Company of America. He is currently a director of Bedford Property Investors, The MONY Group (formerly, Mutual Life Insurance Company of New York), Taubman Centers, Inc., a shopping center real estate investment trust, Greater New York Council, Boy Scouts of America and Horizon Hotel Corp. Mr. Ballard also served as Chairman of the Board of Rockefeller Center Properties, Inc., a mortgage real estate investment trust, until December 1994, and as a director of American Building Maintenance Industries until October 1994. Mr. Ballard currently serves as Chairman of the Board of Directors of Merit Equity Partners, Inc.

     Leo Fields was elected as a Director of the Company upon the completion of the Company's initial public offering in November 1993 and is a member of the Compensation Committee and Chairman of the Audit Committee of the Board of Directors. Mr. Fields is Co-Chairman of Weisberg & Fields, Inc., an investment advisory firm he started in 1991. From 1984 through 1991, Mr. Fields directed Leo Fields Interests, a private investment firm. He was affiliated with Zale Corporation from 1947 until his retirement in 1984, serving, from 1981 to 1984, as Vice Chairman and a member of Zale's Executive Committee. He is President of the Dallas Home for the Jewish Aged Endowment Foundation and a trustee of the M.
B. and Edna Zale Foundation.

     Winston W. Walker was elected as a Director of the Company upon the completion of the Company's initial public offering in November 1993 and is a member of the Executive and Compensation Committees of the Board of Directors. Mr. Walker served as President and Chief Executive Officer of Provident Life and Accident Insurance Company of America ("Provident") from 1987 until October 1, 1993, and served in various other capacities with Provident from 1974 to 1987. Mr. Walker is a director of Olan Mills, Inc. of Chattanooga, Tennessee.

     Ben S. Landress has served as Executive Vice President - Management of the Company since January 1, 1997. Prior to that time, Mr. Landress served as Senior Vice President - Management of the Company and prior thereto, he served in a similar capacity with CBL. Mr. Landress directs the day-to-day management of the Company's properties and is responsible for general corporate administration. Mr. Landress has been involved in the shopping center business since 1961 when he joined the Lebovitz family's development business. In 1970, he became affiliated with Arlen's shopping center division, and, in 1978, joined Mr. Lebovitz as an Associate in establishing CBL.

     Ronald L. Fullam has served as Senior Vice President - Development of the Company since January 1, 1997. Prior to that time, Mr. Fullam served as Vice President - Development of the Company. Mr. Fullam joined Arlen's shopping center development division as a project manager in August 1977 and CBL as a Vice President upon its formation in 1978.

     Ronald S. Gimple has served as Senior Vice President and General Counsel of the Company since January 1, 1997. Mr. Gimple joined the Company in 1994 as Vice President - Development. Prior to joining the Company, Mr. Gimple served as a Vice President of The Edward J. DeBartolo Corporation, from 1987 to 1994, and, prior to 1987, he served as General Counsel of Petrie Store Corporation, Vice President and Real Estate Counsel of BATUS Retail Group and Vice President and General Counsel of General Growth Company.

     Michael I. Lebovitz has served as Senior Vice President - Mall Projects of the Company since January 1, 1997. Prior to that time, Mr. Lebovitz served as Vice President - Development and as a project manager for the Company. Mr. Lebovitz joined CBL in 1988 as a project manager for CoolSprings Galleria in Nashville, Tennessee and was promoted to Vice President in 1993. Prior to joining CBL, he was affiliated with Goldman, Sachs & Co. from 1986 to 1988. He is Vice President of the Jewish Community Federation of Greater Chattanooga and serves on the Board of Trustees of the United Jewish Communities. Michael I. Lebovitz is a son of Charles B. Lebovitz and a brother of Stephen D. Lebovitz.

     Jerry L. Sink, C.S.M. has served as Senior Vice President - Mall Management for the Company since February 5, 1998. Prior to that time, Mr. Sink served as Vice President - Mall Management. Prior to joining the Company, Mr. Sink served as Vice President of Retail Management of Equitable Real Estate, Chicago, Illinois, from January 1988 to June 1993 and prior to June 1998, he was affiliated with General Growth Companies, Inc. as Vice President of Management.

     Eric P. Snyder has served as Senior Vice President and Director of Corporate Leasing for the Company since January 1, 1997. Prior to that time, Mr. Snyder served as the Company's Vice President and Director of Corporate Leasing. Mr. Snyder joined CBL as a project manager in 1978 and was promoted to Vice President in 1984 and to Director of Corporate Leasing in 1992. From 1974 to 1978, Mr. Snyder was a leasing agent and project manager in Arlen's shopping center division.

     Augustus N. Stephas has served as Senior Vice President - Accounting and Controller for the Company since January 1, 1997. Prior to that time, Mr. Stephas served as the Company's Vice President - Accounting and Controller. He joined CBL in July 1978 as Controller and was promoted to Vice President in 1984. From 1970 to 1978, Mr. Stephas was affiliated with the shopping center division of Arlen, first as Accountant and later as Assistant Controller.

     R. Stephen Tingle has served as Senior Vice President - Community Center Development since January 1, 2000. Prior to that time, Mr. Tingle served as Vice President and Director of Community Center Development - Chattanooga Office. Mr. Tingle joined CBL in 1986 as a project manager for independent community and neighborhood shopping centers and was promoted to Vice President of Development in 1988. From 1978 to 1986, Mr. Tingle engaged in the practice of law.

BOARD OF DIRECTORS' MEETINGS AND COMMITTEES

     The Board of Directors has established standing Executive, Audit and Compensation Committees. The Board of Directors has no standing Nominating Committee. The Board of Directors met eight times and took action by unanimous written consent three times during 1999. Each director attended more than 75% of the total number of Board meetings and meetings of Board committees on which the director served during fiscal year 1999.

     Executive Committee. The Executive Committee is composed of Charles B. Lebovitz (Chairman), John N. Foy and Winston W. Walker, who is an Independent Director. The Executive Committee may exercise all the powers and authority of the Board of Directors of the Company in the management of the business and affairs of the Company as permitted by law except with respect to (i) the declaration of dividends, (ii) issuance of stock, (iii) amendment to the Company's Certificate of Incorporation or Bylaws, (iv) filling vacancies on the Board of Directors, (v) approval of borrowings in excess of $40 million per transaction or series of related transactions, (vi) hiring executive officers,
(vii) approval of acquisitions or dispositions of property or assets in excess of $40 million per transaction and (viii) certain transactions between the Company and its directors and officers and certain sales of real estate and reductions of debt that produce disproportionate tax allocations to CBL pursuant to the Company's Bylaws. The Executive Committee met three times during 1999.

     Audit Committee. The Audit Committee is composed of Leo Fields (Chairman), Claude M. Ballard and William J. Poorvu, all of whom are Independent Directors. The Audit Committee makes recommendations concerning the engagement of indepen dent public accountants and the plans and results of the audit engagement, approves professional services provided by the independent public accountants, considers the range of audit and non-audit fees and reviews the adequacy of the Company's internal accounting controls. The Audit Committee met two times during 1999.

     Compensation Committee. The Compensation Committee is composed of the four Independent Directors, with Claude M. Ballard serving as Chairman. The Compensation Committee reviews and approves compensation programs generally and, specifically, salaries, bonuses, stock awards and stock options for officers of the Company of the level of vice president or higher. The Compensation Committee met two times and took action by unanimous written consent two times during 1999.

COMPENSATION OF DIRECTORS

     During 1999, each Independent Director received from the Company an annual fee of $20,000. In addition to the annual fee, each Independent Director received a meeting fee of $1,000 for each Board or Audit or Compensation Committee meeting attended and $500 for each telephonic Board meeting attended and reimbursement of expenses incurred in attending meetings. Each Independent Director serving as a member of the Executive Committee received from the Company a monthly fee of $500 in lieu of meeting fees for each Executive Committee meeting.

     Each Independent Director, on December 31 of each fiscal year of the Company, automatically receives an annual grant of options to purchase 500 shares of Common Stock having an exercise price equal to 100% of the fair market value of the shares of Common Stock on the date of grant of such option. The options granted to the Independent Directors on December 31, 1999 have an exercise price equal to $20.72 per share (based upon the average of the high and low sales prices of the Common Stock on the New York Stock Exchange ("NYSE") Composite Tape on December 31, 1999). Each holder of a director option granted pursuant to this arrangement also has the same rights as other holders of options in the event of a change in control. By Resolution dated April 30, 1996, the Compensation Committee adopted certain additional terms for options granted to the Independent Directors. Pursuant to the Resolution, options granted to the Independent Directors (i) shall have a term of 10 years from date of grant, (ii) are 100% vested upon grant, (iii) are nonforfeitable except upon the Independent Director's conviction for any criminal activity involving the Company or, if non- exercised, within one year following the date the Independent Director ceases to be a director of the Company, and (iv) are non-transferable. In addition, any person who becomes an Independent Director will receive an initial grant of 500 shares of Common Stock upon joining the Board of Directors. The transfer of such shares is restricted during the Independent Director's term and for one year thereafter pursuant to the Stock Incentive Plan.


                    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                              OWNERS AND MANAGEMENT

     The following table sets forth information available to the Company as of March 6, 2000, with respect to the ownership of Common Stock by (i) each person known to the Company to be the beneficial owner of more than 5% of the outstanding Common Stock, (ii) each director of the Company, (iii) each named executive officer of the Company, as defined below, and (iv) all directors and executive officers as a group. Except as otherwise indicated, each person named below has sole investment and voting power with respect to the securities shown. Except as otherwise indicated, the address of each person is the Company's address.

                                                                   Fully-
                                        Number of   Rule 13d-3     Diluted
                                        Shares(1)   Percentage(1)  Percentage(2)
                                        ----------  -------------  -------------
FMR Corp.(3).......................      2,786,339        11.23%         7.57%
82 Devonshire Street
Boston, Massachusetts 02019

LaSalle Investment Management,           1,341,300         5.41          3.65
Inc.(4)............................
100 East Pratt Street
Baltimore, Maryland 21202

Public Employees Retirement System       1,242,566         5.01          3.38
of Ohio(5).........................
277 East Town Street
Columbus, Ohio 43215

CBL & Associates, Inc.(6)..........      8,805,243        27.48         20.00

Charles B. Lebovitz(7).............      9,726,313        23.33         15.84

John N. Foy(8).....................        390,233         1.55          1.01

Stephen D. Lebovitz(9).............        431,182         1.71          1.16

Eric P. Snyder(10).................        131,424         *             *

Augustus N. Stephas(11)............         82,909         *             *

Claude M. Ballard(12)..............         12,000         *             *
c/o Goldman, Sachs & Co.
85 Broad Street
New York, New York 10004

William J. Poorvu(12)..............         23,712         *             *
c/o Investment Resource Group
44 Brattle Street
Cambridge, Massachusetts 02138

Winston W. Walker(12)..............         47,850         *             *
1069 Constitution Drive
Chattanooga, Tennessee 37405

Leo Fields(13).....................         62,800         *             *
c/o Weisberg & Fields, Inc.
Preston Commons East
8115 Preston Road
Dallas, Texas 75225

All executive officers and directors
as a group (15 persons)............     11,387,456        33.23         24.62

-----------------

       *    Less than 1%

                                   -7-

       (1) The Company conducts all of its business activities through CBL & Associates Limited Partnership, a Delaware limited partnership (the "Operating Partnership"). Pursuant to the second amended and restated partnership agreement of the Operating Partnership (the "Partnership Agreement"), each of the partners of the Operating Partnership, which include, among others, CBL and certain of the executive officers named in this Proxy Statement, has the right ("CBL Rights") to (i) exchange all or a portion of its partnership interest in the Operating Partnership for shares of Common Stock (on a one-for-one basis) until it owns up to the applicable ownership limit ("Ownership Limit") as prescribed in the Company's Certificate of Incorporation and (ii) sell to the Company part or all of its remaining partnership interest in the Operating Partnership in exchange for shares of Common Stock or their cash equivalent (based on the trading price of the Common Stock), at the Company's election. See "Certain Relationships and Related Transactions." Under the terms of Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), shares of Common Stock that may be acquired within 60 days are deemed outstanding for purposes of computing the percentage of Common Stock owned by a stockholder. Therefore, percentage ownership of the Common Stock is computed based on the sum of (i) 24,806,063 shares of Common Stock actually outstanding as of March 6, 2000, (ii) 8,600,159 shares of Common Stock that may be acquired upon exercise of CBL Rights by the individual or entity whose percentage of share ownership is being computed (but not taking account of the exercise of CBL Rights by any other person or entity) and (iii) 862,800 shares of Common Stock that may be acquired within 60 days of March 6, 2000 upon the exercise of outstanding options. Amounts shown were determined without regard to applicable Ownership Limits.

       (2) Calculated based on 24,806,063 shares of Common Stock outstanding and assuming full exercise of all CBL Rights by all partners of the Operating Partnership (without regard to applicable Ownership Limits) for an aggregate of 36,788,740 shares of Common Stock. Calculation does not include 2,171,500 shares of Common Stock subject to outstanding stock options other than, with respect to each person whose fully-diluted percentage is being computed, shares which may be acquired within 60 days upon the exercise of outstanding options.

       (3) In a Schedule 13G/A filed on February 11, 2000 by FMR, Corp. and certain of its affiliates ("FMR"), FMR reported that as of December 31, 1999 it beneficially owned 2,786,339 shares of Common Stock, or 11.23% of the total shares outstanding as of March 6, 2000. FMR reported that it possesses (i) sole dispositive power with respect to 2,786,339 shares of Common Stock and (ii) sole voting power with respect to 233,700 shares of Common Stock. The Schedule 13G/A also states that FMR has not acquired the Company's shares for the purpose of changing or influencing the control of the Company.

       (4) In a Schedule 13G/A filed on February 10, 2000 by LaSalle Investment Management, Inc. and certain of its affiliates ("LaSalle"), LaSalle reported that as of December 31, 1999 it beneficially owned 1,341,300 shares of Common Stock, or 5.41% of the total shares outstanding as of March 6, 2000. LaSalle reported that it possesses (i) sole dispositive power with respect to 39,200 shares of Common Stock, (ii) shared dispositive power with respect to 1,302,100 shares of Common Stock, (iii) sole voting power with respect to 49,100 shares of Common Stock and (iv) shared voting power with respect to 1,261,700 shares of Common Stock. The
       Schedule 13G/A also states that LaSalle has not acquired the Company's shares for the purpose of changing or influencing the control of the Company.

       (5) In a Schedule 13G filed on January 26, 2000 by the Public Employees Retirement System of Ohio ("Ohio PERS"), Ohio PERS reported that as of December 31, 1999, it beneficially owned 1,242,566 shares of Common Stock, or 5.01% of the total shares outstanding as of March 6, 2000. Ohio PERS reported that it possesses sole dispositive power and sole voting power with respect to 1,242,566 shares of Common Stock.

       (6) Includes (i) 1,470,054 shares of Common Stock owned directly, (ii) 7,237,823 shares of Common Stock which may be acquired upon the exercise of CBL Rights and (iii) 97,366 shares of Common Stock which may be acquired by four entities controlled by CBL & Associates, Inc. (CBL Employees Partnership/Conway, Foothills Plaza Partnership, Girvin Road Partnership and Warehouse Partnership) upon the exercise of CBL Rights.

                                        -8-

       (7) Includes (i) 40,655 shares of Common Stock owned directly, (ii)2,849 shares owned by Mr. Lebovitz' wife, 11,669 shares held in trusts for the benefit of his step-daughter and grandchildren (of which Mr. Lebovitz disclaims beneficial ownership) and 101,600 shares which may be acquired upon the exercise of CBL Rights and held in trusts for the benefit of Mr. Lebovitz and his sister, (iii) 352,903 shares of Common Stock which may be acquired upon the exercise of CBL Rights, (iv) 159,000 shares of Common Stock subject to options granted under the Stock Incentive Plan which are currently exercisable with respect to such shares, (v) 24,200 shares of Common Stock subject to options granted under the Stock Incentive Plan which become exercisable with respect to such shares within sixty days of March 6, 2000, (vi) 8,805,243 shares of Common Stock beneficially owned by CBL, which Mr. Lebovitz may be deemed to beneficially own by virtue of his control of CBL, and (vii) 228,194 shares of Common Stock that may be acquired by College Station Associates, an entity controlled by Mr. Lebovitz, upon the exercise of CBL Rights.

       (8) Includes (i) 76,792 shares of Common Stock owned directly, (ii) 189,241 shares of Common Stock which may be acquired upon the exercise of CBL Rights, (iii) 109,800 shares of Common Stock subject to options granted under the Stock Incentive Plan which are currently exercisable with respect to such shares, and (iv) 14,400 shares of Common Stock subject to options granted under the Stock Incentive Plan which become exercisable with respect to such shares within sixty days of March 6, 2000.

       (9) Includes (i) 55,246 shares owned directly, (ii) 238,936 shares of Common Stock which may be acquired upon the exercise of CBL Rights, (iii) 117,800 shares of Common Stock subject to options granted under the Stock Incentive Plan which are currently exercisable with respect to such shares, and (iv) 19,200 shares of Common Stock subject to options granted under the Stock Incentive Plan which become exercisable with respect to such shares within sixty days of March 6, 2000.

       (10) Includes (i) 9,500 shares of Common Stock owned directly, (ii) 6,283 shares of Common Stock owned by Mr. Snyder's wife and 4,202 shares of Common Stock owned by Mr. Snyder's children, (iii) 48,439 shares of Common Stock which may be acquired upon the exercise of CBL Rights, (iv) 52,200 shares of Common Stock subject to options granted under the Stock Incentive Plan which are currently exercisable with respect to such shares, and (v) 10,800 shares of Common Stock subject to options granted under the Stock Incentive Plan which become exercisable with respect to such shares within sixty days of March 6, 2000.

       (11) Includes (i) 3,008 shares of Common Stock owned directly, (ii) 31 shares of Common Stock owned by Mr. Stephas' wife, (iii) 27,670 shares of Common Stock which may be acquired upon the exercise of CBL Rights, (iv) 41,400 shares of Common Stock subject to options granted under the Stock Incentive Plan which are currently exercisable with respect to such shares, and (v) 10,800 shares of Common Stock subject to options granted under the Stock Incentive Plan which become exercisable with respect to such shares within sixty days of March 6, 2000.

       (12) Includes 3,000 shares of Common Stock subject to immediately exercisable stock options granted to each Independent Director on December 31 of each of 1994, 1995, 1996, 1997, 1998 and 1999, in the amounts of 500 stock options per grant pursuant to the Stock Incentive Plan.

       (13) Includes (i) 20,500 shares of Common Stock owned by a family limited partnership created by Mr. Fields and his wife on January 1, 1997 and in which Mr. Fields serves as a general partner, (ii) 40,300 shares of Common Stock held by members of Mr. Fields' family, with respect to which Mr. Fields acts as investment adviser and of which Mr. Fields disclaims beneficial ownership, and (iii) 2,000 shares of Common Stock subject to immediately exercisable stock options granted under the Stock Incentive Plan.

Section 16(a) Beneficial Ownership Reporting Compliance

       Section 16(a) of the Exchange Act requires the Company's directors, executive officers and persons who own more than ten percent of a registered class of the Company's equity securities to file with the Securities and Exchange Commission ("SEC") initial reports of ownership and reports of changes in beneficial ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) reports they file.

       Based solely upon the Company's review of copies of such reports furnished to it through the date hereof, or written representations that no reports were required to be filed, the Company believes that during the fiscal year ended December 31, 1999 there was full compliance with all filing requirements applicable to its officers, directors and ten percent stockholders with the exception of one executive officer failing to timely report his acquisition of 5,000 shares of the Company's stock on December 22, 1999. This filing was subsequently made.

                             EXECUTIVE COMPENSATION

       The following table sets forth information regarding the compensation of the Company's Chief Executive Officer and its next four most highly compensated executive officers (these four and Charles B. Lebovitz being herein referred to as the "named executive officers") for the Company's fiscal year ended December 31, 1999 and for the Company's fiscal years ending December 31, 1998 and 1997:


                                   Summary Compensation Table(1)


                                                                              Long Term Compensation
                                                                      ----------------------------------
                                      Annual Compensation                     Awards             Payouts
                               -----------------------------------    -----------------------   --------

                                                         Other       Restricted    Securities                 All
                                                         Annual         Stock      Underlying    LTIP        Other
Name and Principal                                    Compensation     Award(s)     Options     Payouts   Compensation
Position(2)             Year   Salary($)   Bonus($)        ($)         ($)(3)         (#)         ($)         ($)
---------------------   ----   ---------   --------   ------------   ----------    ----------   -------   ------------
Charles B.              1999     454,356       --          --            200,000      16,000       --        9,197(4)
Lebovitz,               1998     441,122       508         --            100,000      15,000       --        8,124(5)
Chairman of the         1997     428,274       --          --             75,000      30,000       --        7,659(6)
Board and Chief
Executive
Officer



John N. Foy,            1999     343,820       --          --            200,000      41,000       --        8,561(4)
Director, Vice          1998     296,320       508         --            225,000       8,000       --        8,124(5)
Chairman of the         1997     276,320       --          --            100,026      16,000       --        7,659(6)
Board,  Chief
Financial
Officer
and Treasurer



Stephen D.              1999     259,723       --           --           200,000      41,000       --        8,109(4)
Lebovitz                1998     212,223       254          --           200,000      16,000       --        7,957(5)
Director,               1997     192,223       --           --           155,082      32,000       --        7,659(6)
President and
Secretary


Eric P. Snyder          1999     291,000       --          150,000(7)      --          9,000       --        8,358(4)
Senior Vice             1998     271,000       508         100,000(7)      --          9,000       --        7,957(5)
President               1997     251,005       --           55,000(7)      --         18,000       --        5,798(6)
and Director of
Corporate
Leasing


Augustus N.             1999     314,000      75,000        --             --          9,000       --        8,630(4)
Stephas                 1998     294,100      50,508        --             --          9,000       --        7,957(5)
Senior Vice             1997     274,100      25,000        --             --         18,000       --        5,798(6)
President --
Accounting and
Controller

-----------------------

(1) All amounts shown represent compensation paid to the named executive officers by the Management Company.

(2) The position shown represents the individual's position with the Company and the Management Company.

(3) Amounts shown are based upon the closing price of the Common Stock on the NYSE as of the date of grant of the restricted stock awards. As of December 31, 1997, 13,541 shares of restricted stock with a value as of December 31, 1999 of $279,283 were outstanding and held as follows: (i) Charles Lebovitz - 3,085 shares with a value of $63,628; (ii) John Foy - 4,081 shares with a value of $84,171; and (iii) Stephen Lebovitz - 6,375 shares with a value of $131,484. The additional 13,541 shares of restricted stock held by the above stated executive officers as of December 31, 1997 vested in 1999. As of December 31, 1998, 20,917
                                        -11-

shares of restricted stock with a value as of December 31, 1999 of $431,413 were outstanding and held as follows: (i) Charles Lebovitz - 3,792 shares with a value of $78,210; (ii) John Foy - 9,095 shares with a value of $187,584; and
(iii) Stephen Lebovitz - 8,030 shares with a value of $165,619. The additional 20,917 shares of restricted stock held by the above stated executive officers as of December 31, 1998 will vest as follows: Charles Lebovitz's 3,792 shares will vest on October 28, 2002, John Foy's 9,095 shares vested in January, 1999, and Stephen Lebovitz's shares will vest 5,116 in 2000 and 2,914 in 2003. As of December 31, 1999, 20,199 shares of restricted stock with a value as of December 31, 1999 of $416,604 were outstanding and were held as follows: (i) Charles Lebovitz - 9,170 shares with a value of $189,131; (ii) John Foy - 3,949 shares with a value of $81,448; and (iii) Stephen Lebovitz - 7,080 shares with a value of $146,025. The additional 20,199 shares of restricted stock held by the above stated executive officers as of December 31, 1999 will vest as follows: Charles
B. Lebovitz's 9,170 shares will vest on October 25, 2003; John Foy's 3,949 shares vested on January 1, 2000 and Stephen Lebovitz's 7,080 shares will vest in 2004. During the vesting period, dividends will be paid on all outstanding shares of restricted stock. All of the shares of restricted stock were issued pursuant to the Stock Incentive Plan.

(4) For fiscal year 1999, amount shown represents term life insurance premiums paid by the Management Company and matching contributions by the Management Company under the CBL & Associates Management, Inc. 401(k) Profit Sharing Plan and Trust (the "401(k) Plan").

(5) For fiscal year 1998, amount shown represents term life insurance premiums paid by the Management Company and matching contributions by the Management Company under the 401(k) Plan.

(6) For fiscal year 1997, amount shown represents term life insurance premiums paid by the Management Company and matching contributions by the Management Company under the 401(k) Plan.

(7) Represents amount deferred at Mr. Snyder's election pursuant to a deferred compensation arrangement between Mr. Snyder and the Company.


       The following table sets forth information regarding grants of stock options made during fiscal year 1999 to each of the named executive officers:



                                         Option Grants in Last Fiscal Year



                                                    % of Total                                         Potential Realizable
                                  Number of           Options                                            Value at Assumed
                                  Securities        Granted to                                        Annual Rates of Stock
                                  Underlying         Employees        Exercise                        Price Appreciation For
                                   Options              in             or Base                      -------------------------
Individual Grants                  Granted            Fiscal            Price        Expiration
Name                               (#)(1)         Fiscal Year(2)      ($/Sh)(3)         Date             5%           10%
-------------------           --------------      ---------------  ---------------  ----------      -------------------------

Charles B. Lebovitz                 16,000             4.20            24.5000         4/29/09        $246,527     $624,747

John N. Foy                         25,000              (2)            24.5625         2/01/09         386,181      978,657

John N. Foy                         16,000            10.78(2)         24.5000         4/29/09         246,527      624,747

Stephen D. Lebovitz                 25,000              (2)            24.5625         2/01/09         386,581      987,657

Stephen D. Lebovitz                 16,000            10.78(2)         24.5000         4/29/09         246,527      624,747

Eric P. Snyder                      9,000              2.37            24.5000         4/29/09         138,671      351,420

Augustus N. Stephas                 9,000              2.37            24.5000         4/29/09         138,671      351,420

-----------------------------

(1) All options granted to the named executive officers were granted pursuant to the Stock Incentive Plan. Except for 25,000 options granted to each of John N. Foy and Stephen D. Lebovitz on February 1, 1999 which became immediately exercisable on the date of grant, all options granted to the named executive officers were granted on April 29, 1999 and become exercisable in five equal annual installments beginning April 29, 2000.

(2) Percentages listed are based on options to purchase a total of 380,500 shares of Common Stock granted by the Company to certain of its officers and employees during fiscal year 1999. Calculations do not include options to purchase an aggregate of 2,000 shares of Common Stock granted to the Independent Directors in fiscal year 1999 pursuant to the Stock Incentive Plan. Percentages listed for John N. Foy and Stephen D. Lebovitz are based on the aggregate options they received during fiscal year 1999.

(3) The exercise price is generally payable in cash or, in certain circumstances by the surrender, at the fair market value on the date on which the option is exercised, of shares of Common Stock.

(4) Potential realizable value is calculated based on an assumption that the fair market value of the Common Stock appreciates at the annual rates shown (5% and 10%), compounded annually, from the date of grant until the end of the option term (10 years). The 5% and 10% assumed rates are mandated by the SEC for purposes of calculating realizable value and do not represent the Company's estimate or projection of future stock prices.


                       Aggregated 1999 Year-End Option Values


       The following table provides information regarding the number and value of options held by each of the named executive officers at December 31, 1999. No options were exercised by any named executive officer during the Company's 1999 fiscal year.


                                                     Number of Securities Underlying         Value of Unexercised
                            Shares                      Unexercised Options at                   In-the-Money
                           Acquired       Value             December 31, 1999            Options at December 31, 1999
                              on         Realized    -------------------------------    ------------------------------
Name                      Exercise(#)      ($)       Exercisable       Unexercisable    Exercisable   Unexercisable(1)
---------------------     -----------    --------    -------------------------------    ------------------------------
Charles B. Lebovitz           -0-           -0-         159,000         241,000           $116,250         $15,000

John N. Foy                   -0-           -0-         109,800         161,000             62,000           8,000

Stephen D. Lebovitz           -0-           -0-         117,800         185,000             62,000           8,000

Eric P. Snyder                -0-           -0-          52,200          90,000             34,875           4,500

Augustus N. Stephas           -0-           -0-          41,400          79,200             23,625           4,500


(1) Amounts listed are based upon the $20.625 closing price for the Common Stock on the NYSE on December 31, 1999 (last trading day in 1999).


Employment Contracts and Termination of Employment Arrangements

         Upon completion of the Company's initial public offering in November 1993, Charles B. Lebovitz, John N. Foy and Stephen D. Lebovitz entered into employment agreements (an "Employment Agreement" and collectively, the "Employment Agreements") with the Company and the Management Company (collectively, the "Employer") expiring on November 2, 1996. Pursuant to the Employment Agreements, Charles B. Lebovitz, John N. Foy and Stephen D. Lebovitz held corresponding positions with the Management Company. Upon the expiration of the Employment Agreements on November 2, 1996, these three executive officers continued to hold corresponding positions with the Management Company.

         Upon the commencement of their terms in 1993, the Employment Agreements provided for the following annual base salaries, which were paid by the Management Company: (i) Charles B. Lebovitz - $385,000; (ii) John N. Foy - $230,000; and (iii) Stephen D. Lebovitz - $160,000. The base salaries are subject to review annually for increase at the discretion of the Compensation Committee of the Board of Directors and, since 1993, the base salaries referenced above have been increased to the levels set forth on the Summary Compensation Table on page 11.

         Additionally, pursuant to the Employment Agreements, Charles B. Lebovitz, John N. Foy and Stephen D. Lebovitz were eligible for participation in bonus programs and incentive compensation and stock incentive programs as generally provided to executive officers commensurate with such officers' performance, all at the discretion of the Compensation Committee. These benefits have continued following the expiration of the Employment Agreements. The Employment Agreements also provided for certain other benefits, including life insurance, health, disability and major-medical insurance and other benefit plans maintained from time to time for the benefit of all employees of the Employer and these benefits have continued following the expiration of the Employment Agreements.

         Charles B. Lebovitz has agreed to refrain from competing with the Employer until the later of (i) November 3, 2003 or (ii) two years from the date of termination of his employment. If his employment is terminated without cause, the restrictive covenant will expire two years from the date of termination. Each of John N. Foy and Stephen D. Lebovitz have agreed to refrain from competing with the Employer, until the later of (i) November 3, 1996 or (ii) two years from the date of termination of his employment. Prohibited competition includes any participation in the development, improvement or construction of any shopping center project, acquiring any interest in a shopping center project or acquiring vacant land for development as a shopping center project. Charles
B. Lebovitz, John N. Foy and Stephen D. Lebovitz are, however, permitted to hold certain investments which they owned prior to signing the Employment Agreements.


Compensation Committee Interlocks and Insider Participation

         The Compensation Committee of the Board of Directors consists of the Independent Directors, Claude M. Ballard, Leo Fields, William J. Poorvu and Winston W. Walker, with Mr. Ballard serving as Chairman. None of the members of the Compensation Committee are or have been officers or employees of the Company.

         Winston Walker was a member of the Board of Directors of SunTrust Bank, Chattanooga, N.A. (formerly, American National Bank)("SunTrust") until April, 1999 when his term as director expired. The Company is currently maintaining a $10,000,000 line of credit from SunTrust that matures in 2001. In the future, the Company or the Operating Partnership may, in the ordinary course of business, engage in other transactions with SunTrust on competitive terms.

         Claude Ballard is a limited partner of Goldman, Sachs & Co., which has served as an underwriter in public offerings from the Company and which performs investment banking services for the Company from time to time.

         No executive officer of the Company served on any board of directors or compensation committee of any entity (other than the Company) with which any member of the Compensation Committee is affiliated.


Report of the Compensation Committee of the Board of Directors

         General. The Company is a self-managed, self-administered, fully-integrated real estate company which is engaged in the ownership, marketing, management, leasing, expansion, development, redevelopment, acquisition and financing of regional malls and community and neighborhood centers.

         The Company operates through its two wholly-owned subsidiaries, CBL Holdings I, Inc., a Delaware corporation ("CBL Holdings I"), and CBL Holdings II, Inc., a Delaware corporation ("CBL Holdings II"). By transfers dated April 1, 1997, the Company assigned its interests in the Operating Partnership to CBL Holdings I and CBL Holdings II, which resulted in CBL Holdings I becoming the 2.8% sole general partner of the Operating Partnership and CBL Holdings II becoming a 69% limited partner of the Operating Partnership. The Company conducts substantially all of its business through the Operating Partnership. To comply with certain technical requirements of the Internal Revenue Code of 1986, as amended (the "Code") applicable to real estate investment trusts, the
Operating Partnership carries out the Company's property management and development activities through the Management Company.

         Neither the Company nor the Operating Partnership has any paid employees. Although Charles B. Lebovitz and the other executive officers named in this Proxy Statement are executive officers of the Company, their compensation is in the form of a base salary and bonus paid entirely by the Management Company.

         The Compensation Committee determines all matters related to the compensation of all officers of the Company of the level of vice president or higher and administers the Stock Incentive Plan.

         Philosophy. It is the philosophy of the Company to ensure that executive compensation be directly linked to financial objectives that the Company believes are primary determinates of stockholder value over time. The Compensation Committee's objectives in administering the Company's executive compensation plan are to ensure that pay levels and incentive compensation are
(i) competitive in attracting and retaining the best personnel, (ii) properly linked to the Company's performance, and (iii) simple in design. To fulfill these objectives, the compensation plan for executives includes base salary, performance based discretionary bonuses and periodic grants of stock awards and stock options pursuant to the Stock Incentive Plan. Non-executive employees of the Company are also eligible to participate in the Stock Incentive Plan.

         The Company believes that the ability to use the Stock Incentive Plan to attract and retain key personnel has substantial value and will be essential to the growth of the Company. The stock option and stock award elements of compensation are designed to encourage and create ownership and retention of the Company's stock by key employees in order to align their long-range interests with those of stockholders and to allow the opportunity for key employees to build, through the achievement of corporate goals, a meaningful ownership stake in the Company.

         Financial Criteria. The Compensation Committee, based on recommendations made by the Company, implemented an executive compensation program in 1994 pursuant to which officers of the level of vice president and higher received during fiscal year 1999, in addition to a base salary, incentive compensation consisting of cash, stock options and stock awards for the achievement of target levels of performance determined by the Compensation Committee. The amount of this additional compensation was determined for each executive officer based upon his contribution to the overall success of the Company. Utilizing the program's basic theory for incentive compensation, cash, stock options and stock awards were granted during fiscal year 1999 to other employees of the Company as performance-based incentive compensation.

         Compensation of the Chief Executive Officer. Charles B. Lebovitz' base salary of $454,356 for 1999 was paid pursuant to his Employment Agreement. The Employment Agreement provides for annual reviews for salary increases and discretionary bonuses through the term of the agreement. Additionally, the Employment Agreement provides for participation in the Company's incentive plans, including the Stock Incentive Plan. During fiscal year 1999, Mr. Lebovitz received options to purchase 16,000 shares of Common Stock and awards of an aggregate of 9,170 shares of Common Stock under the Stock Incentive Plan. The awards were determined upon the same criteria as applied to the other executive officers of the Company.

         Policy Regarding Qualifying Compensation. Section 162(m) of the Code imposes a $1,000,000 ceiling on tax-deductible remuneration paid to the five most highly compensated executive officers of a publicly-held corporation. The limitation does not apply to remuneration payable solely on account of the attainment of one or more performance goals approved by a compensation committee. An amendment to the Company's Stock Incentive Plan was adopted in 1996 that limits the number of stock options that may be granted to an employee in any calendar year. See "Approval of Second Amendment to the CBL & Associates Properties, Inc. 1993 Stock Incentive Plan". This amendment conforms the Stock Incentive Plan to the requirements of "performance-based compensation" exempt from the deductibility limitations of Section 162(m) of the Code.

                             COMPENSATION COMMITTEE
                          Claude M. Ballard (Chairman)
                                   Leo Fields
                                William J. Poorvu
                                Winston W. Walker

Performance Graph

The graph set forth below compares the percentage change in the cumulative stockholder return on the Common Stock with the cumulative total return of the Standard & Poor's 500 Total Return Index ("S&P 500") and The National Association of Real Estate Investment Trusts' ("NAREIT") Equity REIT Total Return Index 1 for the period commencing December 31, 1994 through December 31, 1999. The following graph assumes that the value of the investment in the Company and the indices was $100 at the beginning of the period and that dividends were reinvested. The stock price performance presented below is not necessarily indicative of future results:

     Graph depicting  total return for CBL & Assocites Properties,
Inc., S&P 500 and NAREIT Equity REIT Index for the years 1994 through 1999 for an investment of $100.



                                                                     Period Ending
--------------------              ---------------------------------------------------------------------------------
                                    12/31/94      12/31/95     12/31/96      12/31/97      12/31/98       12/31/99

CBL & Associates Properties, Inc.   100.00        113.83       145.83        149.34        168.00         146.05
S & P 500                           100.00        137.58       169.03        225.44        289.79         350.78
NAREIT Equity REIT Index            100.00        115.27       155.92        187.51        154.69         147.54


1 The NAREIT Equity REIT Total Return Index is published monthly, based on the last closing prices of the preceding month.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS


MANAGEMENT AGREEMENT

         The Company is party to a management agreement with the Management Company pursuant to which the Management Company renders management and administrative services with respect to the Company's properties. The Company, through the Operating Partnership, owns 100% of the preferred stock and 5% of the common stock of the Management Company and Charles B. Lebovitz, his family and the Associates own 95% of the common stock of the Management Company. Through the ownership of 100% of the preferred stock of the Management Company, the Company enjoys substantially all of the economic benefits of the Management Company's business. The Management Company also provides management services for certain properties owned by CBL and certain other third parties for which the Management Company is paid a management fee. See "Retained Property Interests."


PARTNERSHIP AGREEMENT CBL RIGHTS

         The Company entered into the Partnership Agreement with CBL. The Company, through CBL Holdings I and II, currently owns a 2.55% general partner interest and a 65.21% limited partner interest in the Operating Partnership and CBL owns a 19.94% limited partner interest in the Operating Partnership.

         Pursuant to the Partnership Agreement, CBL was granted CBL Rights, consisting of the rights to: (i) exchange all or a portion of its partnership interest in the Operating Partnership for shares of Common Stock (on a one-for-one basis) until it owns up to the applicable share Ownership Limit; and
(ii) sell to the Company part or all of its remaining partnership interest in the Operating Partnership in exchange for shares of Common Stock or their cash equivalent (based on the trading price of the Common Stock), at the Company's election. The Company, however, may not pay in shares of Common Stock to the extent that this would result in CBL beneficially or constructively owning in the aggregate more than the applicable Ownership Limit or otherwise jeopardize, in the opinion of counsel to the Company, the Company's qualification as a real estate investment trust for tax purposes.

         The number of shares of Common Stock and/or cash received by the limited partners of the Operating Partnership upon exercise of CBL Rights will be based upon the equivalent number of partnership units owned by the limited partners on a one-for-one basis and the amount of cash received by the limited partners upon such exercise, if the Company elects to pay cash, will be based upon the trading price of the shares of Common Stock at the time of exercise. If the CBL Rights are satisfied in cash and the Company raises such funds through a public offering of its securities, by borrowing or otherwise, the purchase price otherwise payable for the offered interests will be reduced by the amount equal to the transaction expenses incurred by the Company in so raising such funds (but not exceeding 5% of the Purchase Price computed without regard to such expenses).

         CBL Rights will expire in November 2043 if not exercised prior to that date. Charles B. Lebovitz, James Wolford and their respective affiliates (as defined under the attribution rules of the Code) may not transfer rights to acquire more than 6% of the outstanding shares of Common Stock to any single entity that is not an affiliate under the applicable attribution rules of the Code.


Retained Property Interests

         CBL owns certain interests in the following properties (the "Outparcels"): (i) Outparcels at certain of the Company's properties, which are being offered for sale through the Management Company, and a minority interest in one mall; (ii) three long-term mortgages on single-user properties; and (iii) an interest in a vacant anchor store (a former Hills Department Store) at an associated center which the Company has an option to acquire. These properties were not transferred to the Operating Partnership at the time of the Company's initial public offering because their cash flow or capital structure was inconsistent with the Company's investment objectives. The aggregate gross leasable area ("GLA") of the one vacant anchor store subject to option is approximately 80,000 square feet, which, if included in the Company's properties, would represent approximately 0.2% of the total GLA.

         The Company's acquisition option is a ten-year option to acquire each property subject to option for a fixed acquisition price. The option exercise price is payable in shares of Common Stock (valued at their market price) or in cash, solely at the Company's election. If the Company elects to pay in shares, CBL may elect to receive such payment in the form of limited partner interests in the Operating Partnership which would be convertible into shares of Common Stock. The aggregate option exercise price for the remaining one vacant anchor store subject to option is $3.8 million, which amount did not exceed 10 times the annual base rent paid at the time of the Company's initial public offering under an existing lease by a tenant in place. At the time entered into, management believed that the option exercise price for each property subject to option was greater than its current fair market value. Such exercise price, however, was determined without obtaining a real estate appraisal with respect to such property. The option exercise price will be reduced by the amount of the then existing mortgage indebtedness and any other known liabilities affecting such property. The option will expire upon its sale to any non-CBL affiliate. The option may be exercised only by a majority vote of the Independent Directors. The option will enable the Company to obtain any appreciation in the value of the property over the option exercise price.

         The Company has an option to purchase any Outparcel if CBL enters into a binding agreement to enter into a lease for such Outparcel with an unaffiliated third party under which CBL agrees to construct improvements on the Outparcel at the direction and for use by the tenant. CBL intends to sell the Outparcels, and the Management Company will receive a commission of 5% of the net sales proceeds for serving as CBL's agent with respect to such sales.

         During 1999, the Company and an entity comprised of CBL and a certain executive officer of the Company (namely, Charles B. Lebovitz) participated jointly in a sale/exchange of certain land owned by the Company and certain land owned by the referenced entity both adjacent to the Company's shopping center known as Park Village in Lakeland, Florida. This joint participation enabled the referenced entity to sell the land it owned for cash to a third party. As part of the transaction, the Company exchanged its land with the third party for additional land adjacent to the referenced shopping center of equal acreage and the Management Company received a sales commission of $54,502 in the transaction.

          Aside from the properties  retained by CBL, certain members of Charles
B. Lebovitz' family and his father's estate continue to own four community and neighborhood centers and two tracts of vacant land. The Company has agreed that it will not acquire any of the four community and neighborhood centers.

         The properties retained by CBL and the properties owned by the Lebovitz family are managed by the Management Company for a management fee of 3% to 5% per annum of such properties' annual rents. The Management Company is also paid a leasing commission of 5% per annum of annual rental payments for new leases and 3% per annum of annual rental payments for extensions or renewals of existing leases at the properties retained by CBL and the properties owned by the Lebovitz family. During fiscal year 1999, CBL and the Lebovitz family paid the Management Company approximately $79,000 under such management arrangements.

Affiliated Entities

         The stockholders of CBL own interests in a number of entities that have provided services to CBL in the past, some of which currently continue to provide services to the Operating Partnership. Such services are provided at competitive rates. The Independent Directors have, subsequent to the Company's initial public offering, ratified each of the following arrangements pursuant to which such services are provided.

         Certain executive officers of CBL collectively have a non-controlling interest in a major national construction company that had been engaged by CBL in the building of substantially all of the properties and is currently being engaged by the Company for building and construction of the Company's construction properties. Charles B. Lebovitz is also a director of the construction company. The majority interest in the construction company is held by the members of its senior management, none of whom are affiliated with CBL or the Company. As of December 31, 1999, the Company had 14 active contracts (including contracts in respect of each of the construction properties) with such construction company having aggregate value of approximately $96.6 million. During fiscal year 1999, the Company paid approximately $95.0 million to this construction company.

         The construction company and CBL own all of the interests of a partnership that owns two aircraft and a fractional interest in another aircraft used by the personnel of the Company and the construction company. Each partner contributes equally to fixed costs and shares variable costs through an hourly charge based on usage. The Company reimburses the partnership for costs on an hourly basis associated with use of the aircraft relating to the business of the Company. During fiscal year 1999, the Company paid approximately $1,078,000 as reimbursement for operating expenses pursuant to such arrangement.

         The Bylaws provide that any contract or transaction between the Company or the Operating Partnership and one or more directors or officers of the Company or between the Company or the Operating Partnership and any other entity in which one or more of its directors or officers are directors or officers, or have a financial interest, must be approved by disinterested directors or stockholders after the material facts as to the relationship or interest and as to the contract or transaction are disclosed or are known to them.

Certain Leases

         The executive officers named in this Proxy Statement and certain CBL employees are partners in partnerships that lease 23 spaces representing approximately 34,097 square feet in 13 of the Company's malls as tenants. Such spaces are operated as food service and entertainment establishments. Management believes that, at the time these leases were entered into, they provided for rental payments at market rates and terms.

         Shumacker & Thompson, P.C., local counsel to the Company and CBL, leases 2,536 square feet of office space at the Company's office building. The construction company, a significant minority interest of which is owned by certain executive officers of CBL, leases 9,772 square feet of office space at the Company's office building. Management believes that, at the time these leases were entered into, they provided for rental payments at market rates and terms.

         Renewals of any of the foregoing leases will provide for rental payments at market rates and terms at the time such renewal leases are entered into.

Other

         A member of the family of an executive officer of the Company (namely, John N. Foy) owns an approximately 5,000 square foot store in Hamilton Collection, a retail condominium center adjacent to Hamilton Place, one of the Company's malls located in Chattanooga, Tennessee.

         Charles B. Lebovitz, certain members of his family, certain of the Associates, a partnership consisting of certain of the Associates and a certain executive officer of the Company (namely, Eric P. Snyder), have personally guaranteed an aggregate of $12.99 million of the debt of the Operating Partnership. Such guarantee is payable only if, and to the extent that, proceeds from a foreclosure sale of all assets of the Operating Partnership are not in excess of the guarantee.

         Certain members of Shumacker & Thompson, P.C., local counsel to the Company and CBL, are assistant secretaries of the Company. Shumacker & Thompson, P.C. has also provided legal services to CBL in the past and currently continues to provide such services.

         Prior to 1999, the Company had retained the law firm of Finkel Goldstein Berzow & Rosenbloom to represent the Company in connection with the bankruptcy of Caldor Corporation, with whom the Company had entered into some pre-development leases which had been subsequently terminated prior to the commencement of any construction. The fee arrangement was a contingent arrangement providing for the firm to receive 25% of the first $1 million of recoveries from the tenant, 15% of any additional recoveries and reimbursement of all out-of-pocket expenses. Harvey L. Goldstein, Esq., a member of the firm, is the father-in-law of Stephen D. Lebovitz. During 1999, the Company ceased the pursuit of its claim against Caldor Corporation and the law firm of Finkel Goldstein Berzow & Ronsenbloom no longer represents the Company.

         Charles B. Lebovitz is currently an advisory director of First Tennessee Bank, N.A., Chattanooga, Tennessee ("1st Tennessee"). The Company is currently maintaining an $80 million line of credit from 1st Tennessee that matures in 2001. There was approximately $41 million outstanding on this line of credit at December 31, 1999. In the future, the Company or the Operating Partnership may, in the ordinary course of business, engage in other transactions with 1st Tennessee on competitive terms.

         John N. Foy is currently an advisory director of AmSouth Bank of Tennessee ("AmSouth"). The Company is currently maintaining a $5 million line of credit from AmSouth that matures in 2000. There was approximately $2.4 million outstanding on this line of credit at December 31, 1999. In addition, AmSouth is a participant in the 1st Tennessee line of credit referred to in the immediately preceding paragraph and is the lender on a certain loan involving the Company's project named Sand Lake Corners in Orlando, Florida which loan, at December 31, 1999, had approximately $14.8 million outstanding. AmSouth was also the lender for the Company's project known as Fiddler's Run in Morganton, North Carolina on a mortgage loan with a balance of approximately $13.0 million at December 31, 1999. The Company sold the Fiddler's Run project in February, 2000 in a Code
Section 1031 like-kind exchange and a third party assumed this debt. In the future, the Company or the Operating Partnership may, in the ordinary course of business, engage in other transactions with AmSouth on competitive terms.

         See also the transactions described above under "Executive Compensation -Compensation Committee Interlocks and Insider Participation".


        RATIFICATION OF THE SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS

         The Board of Directors proposes and recommends that the stockholders ratify the selection of the firm of Arthur Andersen LLP to serve as independent public accountants of the Company for the year ending December 31, 2000. Arthur Andersen LLP served as the Company's independent public accountants from the Company's inception in July 1993 to the present. Unless otherwise directed by the stockholders, proxies will be voted for approval of the selection of Arthur Andersen LLP to audit the Company's consolidated financial statements for the 2000 fiscal year. A representative of Arthur Andersen LLP will attend the Annual Meeting, and will have an opportunity to make a statement and to respond to appropriate questions.

                    THE BOARD OF DIRECTORS RECOMMENDS A VOTE
                   "FOR" THE RATIFICATION OF THE SELECTION OF
                      ARTHUR ANDERSEN LLP AS THE COMPANY'S
                     INDEPENDENT PUBLIC ACCOUNTANTS FOR 2000

                       APPROVAL OF SECOND AMENDMENT TO THE
                        CBL & ASSOCIATES PROPERTIES, INC.
                            1993 STOCK INCENTIVE PLAN


General

         The Company has historically utilized stock options as a key part of its overall compensation program for executive officers and other employees. As of March 6, 2000, there were 98,534 shares available for awards under the Company's Stock Incentive Plan. As of that date, 216,516 shares had been issued as stock awards under the Stock Incentive Plan of which 100 shares were returned (forfeited) as Deferred Stock prior to the Vesting Period (see "Description of the Stock Incentive Plan - Deferred Stock" below), 313,550 options for shares had been exercised and 2,171,500 options for shares were outstanding, leaving a balance of 98,534 additional shares that may be subject of future option grants or other awards under the Stock Incentive Plan. The Board of Directors believes that it is in the best interests of the Company to have stock and stock-based awards available in order to retain, attract and motivate high quality personnel for the Company. By vote of the shareholders on May 1, 1996, the shareholders approved an amendment to the Stock Incentive Plan (the "First Amendment") to increase the number of shares available under the Stock Incentive Plan from 1,300,000 to 2,800,000. The First Amendment also limited to 100,000 the number of shares of Common Stock with respect to which stock options may be granted to any Stock Incentive Plan participant in any calendar year. This limitation was put in place as a result of federal tax legislation enacted in 1993. Section 162(m) of the Code, generally disallows deductions in the case of publicly held corporations such as the Company for compensation paid to any of the five executive officers named in a corporation's proxy statement to the extent that compensation exceeds $1 million per year per employee; "performance-based compensation," however, does not count toward the $1 million limit. The First Amendment conformed the Stock Incentive Plan to the requirements for "performance-based compensation" exempt from deductibility limitations of
Section 162(m) of the Code. On February 2, 2000, the Board of Directors approved, subject to shareholder approval, an amendment to the Stock Incentive Plan (the "Second Amendment") to increase by 1,200,000 the number of shares of Common Stock which may be delivered under the Stock Incentive Plan.

Description of the Stock Incentive Plan

         The following description of the Stock Incentive Plan, as amended by the First and Second Amendments, is qualified in its entirety by reference to the text of the Stock Incentive Plan as filed with the SEC as an exhibit to the Company's Registration Statement on Form S-11 (Registration Number 33-67372), the text of the First Amendment as filed with the SEC as an exhibit to the Company's Registration Statement on Form S-8 (Registration Number 333-04295) and the Second Amendment as attached hereto as Exhibit A.

     The Stock Incentive Plan provides for the grant of options to purchase a specified number of shares of Common Stock ("Options") or rights to future grants of Common Stock ("Deferred Stock"), subject to applicable ownership limits. The Stock Incentive Plan is administered by the Compensation Committee, which has the authority, among other things, to interpret the Stock Incentive Plan and to adopt, alter and repeal such rules and regulations for the administration of the Stock Incentive Plan as it may deem advisable.

         Under the Stock Incentive Plan as previously amended by the First Amendment and as amended by the Second Amendment, the total number of shares available for grant will be increased from 2,800,000 to 4,000,000 shares. The Board of Directors or the Compensation Committee may, under certain circumstances, make such adjustments in the aggregate number and kind of shares reserved for issuance, the number of shares and kind covered by outstanding awards and the exercise prices specified therein.

         Participants in the Stock Incentive Plan, who may be officers or employees of the Company, its subsidiaries (including the Management Company) or designated affiliates, will be selected by the Compensation Committee. Directors of the Company are also eligible to participate, but, in the case of directors who are not employees, only pursuant to automatic grants under a specified formula set forth in the Stock Incentive Plan. As of March 6, 2000, the approximate number of persons eligible to participate is 514.

         Options. The Compensation Committee is authorized to determine whether Options to be issued under the Stock Incentive Plan will be designated as "Incentive Stock Options" or as "Non-Qualified Stock Options." Incentive Stock Options are options that are intended to qualify as incentive stock options under Section 422 of the Code. Non-Qualified Stock Options are options that are not Incentive Stock Options. Incentive Stock Options may be granted only to employees of the Company and its subsidiaries.

         The Stock Incentive Plan authorizes the Compensation Committee to grant Options at an exercise price determined by the Compensation Committee. Such price cannot be less than 100% of the fair market value of the shares of Common Stock on the date on which the Option in respect thereof is granted. On March 6, 2000, the closing price of the Common Stock as reported on the New York Stock Exchange was $22.25 per share. The exercise price is generally payable in cash or, in certain circumstances, by the surrender, at the fair market value on the date on which the Option is exercised, of shares of Common Stock. The term of each Option is fixed by the Compensation Committee, but, in any event, will expire 10 years after the date of grant (five years in the case of an optionee who owns more than 10% of the voting power of all classes of stock of the Company or any subsidiary). Additionally, the vesting provisions of the Options will be determined by the Compensation Committee.

         Options granted under the Stock Incentive Plan will become fully exercisable upon a Change in Control (as defined in the Stock Incentive Plan). In general, Change of Control means (i) any acquisition by a person or group (other than an acquisition from the Company or by the Company or by the Company's management, an acquisition through the exercise of the rights to exchange limited partnership interests in the Operating Partnership for shares of Common Stock or an acquisition by a Company-sponsored employee benefit plan) of 20% or more of the outstanding shares of Common Stock, (ii) a change in the majority of the Company's directors, (iii) approval by the Company's shareholders of a reorganization, merger, consolidation, sale or disposition of all or substantially all of the assets of the Company under certain circumstances or (iv) approval by the Company's shareholders of a complete liquidation or dissolution of the Company. Holders of Options also have the right to cash out their Options in the event of a Change of Control.

         The right of any participant to exercise an Option may not be transferred in any way other than (i) by will or the laws of descent and distribution or (ii) pursuant to a qualified domestic relations order.

         If Options granted in connection with the Stock Incentive Plan are exercised at any time or from time to time, the Partnership Agreement of the
Operating Partnership requires the Company to contribute to the Operating Partnership as an additional contribution the exercise price received by the
Company in connection with the issuance of shares of Common Stock to such exercising participant. Although the Company will contribute to the Operating Partnership an amount equal to the exercise price received by the Company, the Company will be considered to have contributed an amount equal to the fair market value of the shares of Common Stock issued to the exercising party for purposes of determining the increase in the Company's percentage interest in the Operating Partnership (and the dilution of the interests of the other partners of the Operating Partnership) in connection with additional capital contributions of the Company.

         Deferred Stock. The Stock Incentive Plan also permits the Compensation Committee to grant rights to receive shares of Deferred Stock, subject to the terms and conditions imposed by the Compensation Committee. These terms will include a vesting period (the "Vesting Period") during which the rights to receive Deferred Stock will be subject to forfeiture upon certain terminations of employment, as determined by the Compensation Committee, although the Vesting Period will be accelerated upon a Change of Control. At the end of the Vesting Period set by the Compensation Committee, the participant will be issued unrestricted shares of Common Stock, and will have all the rights of a holder of Common Stock as to such shares, including the right to vote the shares and the right to receive any cash distributions. If so determined by the Compensation

Committee in the applicable Deferred Stock agreement, Deferred Stock awards may provide for the payment to the awardee, during the Vesting Period, of cash amounts in respect of such Deferred Stock equal to the amount of dividends that would have been paid on an equivalent number of shares of Common Stock.

     Term, Amendment and Termination. The Stock Incentive Plan terminates on October 27, 2003. Awards outstanding on that date are not affected or impaired by the termination of the Stock Incentive Plan.

         The Board may, with the approval of the Company's shareholders if required by law or agreement, amend, alter or discontinue the Stock Incentive Plan provided that no amendment, alteration or discontinuation will (i) impair the rights of any person who has been granted any award without such person's consent (unless the amendment is made to cause the Stock Incentive Plan to qualify for the exemption provided by Rule 16b-3) or (ii) disqualify the Stock Incentive Plan from the exemption provided by Rule 16b-3. The Board may, without the approval of the Company's shareholders, amend the Stock Incentive Plan to take into account changes in law and tax and accounting rules, as well as other developments and grant awards which qualify for beneficial treatment under such rules.

         The Compensation Committee may amend any award theretofore granted, prospectively or retroactively. No such amendment may impair the rights of any participant under any award without the consent of such participant (except for any amendment made to cause the plan to qualify for an exemption provided by Rule 16b-3).

Federal Income Tax Consequences

         The federal income tax consequences of participation in the Stock Incentive Plan are complex and subject to change. The following discussion is only a summary of the general rules and participants in the Stock Incentive Plan should consult their own tax advisers regarding their particular situation.

         No taxable income is realized by the optionee upon the grant or exercise of an Incentive Stock Option. If Common Stock is issued to an optionee pursuant to the exercise of an Incentive Stock Option, and if no disqualifying disposition of such shares is made by such optionee within two years after the date of grant or within one year after the transfer of such shares to such optionee, then (1) upon sale of such shares, any amount realized in excess of the option price will be taxed to such optionee as a long-term capital gain and any loss sustained will be a long-term capital loss, and (2) no deduction will be allowed to the optionee's employer for federal income tax purposes.

         If the Common Stock acquired upon the exercise of an Incentive Stock Option is disposed of prior to the expiration of either holding period described above, generally (1) the optionee will realize ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of such shares at exercise (or, if less, the amount realized on the disposition of such shares) over the option price paid for such shares, and (2) the optionee's employer will be entitled to deduct such amount for federal income tax purposes if the amount represents an ordinary and necessary business expense. Any further gain (or loss) realized by the optionee will be taxed as short-term or long-term capital gain (or loss), as the case may be, and will not result in any deduction by the employer.

         Subject to certain exceptions for disability or death, if an Incentive Stock Option is exercised more than three months following termination of employment, the exercise of the Option will generally be taxed as the exercise of a Non-Qualified Stock Option.

     In general, for purposes of the alternative minimum tax, the exercise of an Incentive Stock Option will be treated essentially as if it were the exercise of a Non-Qualified Stock Option. As a result, the rules of Section 83 of the Code relating to transfers of property, including restricted property, will apply in determining the optionee's alternative minimum taxable income. Consequently, an optionee exercising an Incentive Stock Option with respect to unrestricted Common Stock will have income, for purposes of determining the base for the application of the alternative minimum tax, in an amount equal to the spread between the option price for the shares and the fair market value of the shares on the date of exercise. Each optionee is potentially subject to the alternative minimum tax. In substance, a taxpayer is required to pay the higher of his/her alternative minimum tax liability or his/her "regular" income tax liability. As a result, a taxpayer has to determine his potential liability under the alternative minimum tax.

         With respect to Non-Qualified Stock Options, (1) no income is realized by the optionee at the time the Option is granted; (2) generally, at exercise, ordinary income is realized by the optionee in an amount equal to the difference between the option price paid for the shares and the fair market value of the shares, if unrestricted, on the date of exercise, and the optionee's employer is generally entitled to a tax deduction in the same amount subject to applicable tax withholding requirements; and (3) at sale, appreciation (or depreciation) after the date of exercise is treated as either short-term or long-term capital gain (or loss) depending on how long the shares have been held.

         A participant who receives a Deferred Stock award will generally be subject to tax at ordinary income rates on the fair market value of the Common Stock awarded. Income from the Deferred Stock award will be recognized on the date Common Stock subject to the award is transferred to the participant (i.e., after expiration of the applicable deferral period). The capital gain/loss holding period for the Common Stock will also commence on such date. The participant's employer generally will be entitled to a deduction equal to the amount taxable as ordinary income to the participant resulting from such transfers of Deferred Stock, subject to applicable withholding requirements.

         If dividend equivalents are credited with respect to Deferred Stock awards, such equivalents will be taxed at ordinary income rates when paid to the participant and will generally be deductible by the participant's employer at that time subject to applicable withholding requirements.

New Plan Benefits Under the Stock Incentive Plan


Name                                 Dollar Value ($)       Number of Units
-------------------------------  -------------------------  -----------------

Charles B. Lebovitz                      (1)                    (1)

Stephen D. Lebovitz                      (1)                    (1)

John N. Foy                              (1)                    (1)

Eric P. Snyder                           (1)                    (1)

Augustus N. Stephas                      (1)                    (1)

Executive Officer Group                  (1)                    (1)

Non-Employee Director Group              (2)                   2,000

Non-Executive Officer Employee           (1)                    (1)
Group


(1) Because the Stock Incentive Plan is a discretionary plan, it is not possible to determine what awards the Compensation Committee will grant under the Stock Incentive Plan.

(2) Each of the Company's four non-employee directors receives an annual option grant of 500 shares of Common Stock at the fair market value of the Common Stock on the date of grant. Because the dollar value of the options depends upon the market value of the Common Stock which fluctuates, the dollar value of the options cannot be determined at this time.

Recommendation of the Board of Directors

         The Board of Directors believes that it is important to have stock and stock-based awards available in order to retain, attract and motivate high quality personnel who are likely to contribute to the long-term success of the Company. Accordingly, the Board of Directors believes that the proposal to increase the number of shares of capital stock that may be awarded under the Stock Incentive Plan is in the best interests of the Company and its shareholders. The Board of Directors recommends that the shareholders approve the Second Amendment to the Stock Incentive Plan.

Vote Required

         The Second Amendment to the Stock Incentive Plan must be approved by a majority of the votes of the shareholders present, or represented, and entitled to vote at the Annual Meeting.


           THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE PROPOSED
                  SECOND AMENDMENT TO THE STOCK INCENTIVE PLAN



                  DATE FOR SUBMISSION OF STOCKHOLDER PROPOSALS

         In accordance with the rules established by the SEC, stockholder proposals to be included in the Company's proxy statement with respect to the 2000 Annual Meeting of Stockholders must be received by the Company at its executive offices located at 6148 Lee Highway, Suite 300, Chattanooga, Tennessee 37421 no later than November 25, 2000.

         In addition, the Company's Bylaws provide that any stockholder of record desiring to nominate a director or have a stockholder proposal considered at an annual meeting must provide written notice of such nomination or proposal and appropriate supporting documentation, as set forth in the Bylaws, to the Company at its principal executive offices not less than 60 days nor more than 90 days prior to the anniversary date of the prior year's annual meeting (the "Anniversary Date"); provided, however, that stockholders will have additional time to deliver the required notice in the event the annual meeting is advanced by more than 30 days or delayed by more than 60 days from the Anniversary Date.

                          OTHER BUSINESS OF THE MEETING

         Management is not aware of any matters to come before the Annual Meeting other than those stated in this Proxy Statement. However, inasmuch as matters of which the management is not now aware may come before the meeting or any adjournment, the proxies confer discretionary authority with respect to acting thereon, and the persons named in such proxies intend to vote, act and consent in accordance with their best judgment with respect thereto. Upon receipt of such proxies (in the form enclosed and properly signed) in time for voting, the shares represented thereby will be voted as indicated thereon and in this Proxy Statement.

                       By Order of the Board of Directors
                               STEPHEN D. LEBOVITZ
                                    Secretary


Chattanooga, Tennessee
March 24, 2000


         COPIES OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1999 MAY BE OBTAINED WITHOUT CHARGE BY ANY STOCKHOLDER TO WHOM THIS PROXY STATEMENT IS SENT, UPON WRITTEN REQUEST TO INVESTOR RELATIONS, CBL & ASSOCIATES PROPERTIES, INC., 6148 LEE HIGHWAY, SUITE 300, CHATTANOOGA, TENNESSEE 37421-6511.

                                                                       EXHIBIT A

                                 AMENDMENT NO. 2
                                     TO THE
                        CBL & ASSOCIATES PROPERTIES, INC.
                            1993 STOCK INCENTIVE PLAN


         Pursuant to resolutions of the Board of Directors of CBL & Associates Properties, Inc. (the "Company") adopted at a meeting held on February 2, 2000, the CBL & Associates Properties, Inc. 1993 Stock Incentive Plan (the "Plan") is hereby amended as follows:

                  The first sentence of Section 3 of the Plan is amended to read as follows: "Subject to adjustment as provided herein, the total number of shares of Common Stock available for distribution pursuant to Awards under the Plan shall be 4,000,000."

         The foregoing amendment is subject to the approval of the shareholders of the Company at its next annual meeting of shareholders, and shall not be effective unless and until such approval is obtained.


Dated: February 2, 2000
                             CBL & ASSOCIATES PROPERTIES, INC.



                             By:     \s\ Stephen D. Lebovitz
                             _______________________________
                             Name: Stephen D. Lebovitz
                             Title: President and Secretary